Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BorgWarner on Track to Achieve Milestone of $4 Billion of Electric Vehicle Revenue by 2025

Auburn Hills, Michigan, October 27, 2022 – BorgWarner Inc. (NYSE: BWA) today reported third quarter results.

Charging Forward Update:
•Based on new business awards and actions announced to date, BorgWarner believes it is already on track to achieve approximately $4 billion of electric vehicle revenue by 2025. The Company continues to expect its 2022 electric vehicle revenue to grow to approximately $850 million, which is more than double what it was in 2021.
•BorgWarner has agreed to acquire the charging business of Hubei Surpass Sun Electric (SSE). The acquisition complements BorgWarner’s existing European and North American charging footprints by adding a China presence. The Company now expects DC fast charging related revenue in the range of $225 million to $275 million by 2025.
•BorgWarner has been granted a production increase to supply its 800V silicon carbide (SiC) inverters to a premium European OEM. The initial order has now been significantly increased with production for this program set to begin in 2024.
•BorgWarner will supply electric motors for E-Axles of a European commercial vehicle OEM. This e-axle is designed to equip new electric light commercial trucks ranging up to 7.5 tons. Production is expected to begin in early 2023.

Third Quarter Highlights:
•U.S. GAAP net sales of $4,060 million, an increase of 19% compared with third quarter 2021.
◦Excluding the impact of foreign currencies, the 2022 acquisitions of Santroll’s light vehicle eMotor business and, Rhombus Energy Solutions, and the 2021 divestiture of the Water Valley, Mississippi business, organic sales were up 29% compared with the third quarter 2021.
•U.S. GAAP net earnings of $1.16 per diluted share.
◦Excluding $(0.08) per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $1.24 per diluted share.
•U.S. GAAP operating income of $389 million, or 9.6% of net sales.
◦ Excluding $49 million of pretax expenses related to non-comparable items, adjusted operating income was $438 million, or 10.8% of net sales.
•Net cash provided by operating activities of $347 million.
◦ Free cash flow was $167 million.

Financial Results:
The Company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Earnings per diluted share	$1.16	$0.40	$2.90	$1.70

Non-comparable items:
Restructuring expense	0.03	0.21	0.20	0.52
Merger, acquisition and divestiture expense, net	0.02	0.04	0.15	0.14
Unrealized loss on equity securities	—	0.19	0.11	1.07
Other, primarily asset write-offs	—	—	0.06	—
Loss (gain) on sale of business	0.03	—	(0.05)	0.02
Loss on debt extinguishment	—	—	—	0.06
Tax adjustments	—	(0.04)	(0.04)	(0.42)

Adjusted earnings per diluted share	$1.24	$0.80	$3.33	$3.09

Net sales were $4,060 million for the third quarter 2022, an increase of 19% compared with $3,416 million for the third quarter 2021. Net earnings for the third quarter 2022 were $273 million, or $1.16 per diluted share, compared with net earnings of $96 million, or $0.40 per diluted share, for the third quarter 2021. Adjusted net earnings per diluted share for the third quarter 2022 were $1.24, up from adjusted net earnings per diluted share of $0.80 for the third quarter 2021. Adjusted net earnings for the third quarter 2022 excluded net non-comparable items of $(0.08) per diluted share. Adjusted net earnings for the third quarter 2021 excluded net non-comparable items of $(0.40) per diluted share. These items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. The increase in adjusted net earnings was primarily due to the benefit of customer pricing actions and the impact of higher revenue, partially offset by inflationary impacts on cost and higher R&D investment in the Company’s electrification portfolio.

Full Year 2022 Guidance: The Company has updated full year sales, margin and EPS guidance. Net sales are expected to be in the range of $15.4 billion to $15.7 billion, compared with 2021 sales of $14.8 billion. This implies a year-over-year increase in organic sales of 12% to 14%. The Company expects its weighted light and commercial vehicle markets to increase in the range of approximately 3% to 4.5% in 2022. Foreign currencies are expected to result in a year-over-year decrease in sales of approximately $1 billion primarily due to the weakening of the Euro, the Korean Won and Chinese Renminbi against the U.S. dollar. The acquisitions of Santroll’s light vehicle eMotor business and Rhombus Energy Solutions are expected to increase year-over-year sales by an aggregate of approximately $45 million to $55 million. The divestiture of the Water Valley, Mississippi business will decrease year-over-year sales by approximately $177 million.

Operating margin for the full year is expected to be in the range of 8.6% to 8.9%. Excluding the impact of non-comparable items, adjusted operating margin is expected to be in the range of 10.0% to 10.2%. Net earnings are expected to be within a range of $3.71 to $3.91 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be within a range of $4.25 to $4.45 per diluted share. Full-year operating cash flow is expected to be in the range of $1,450 million to $1,500 million, while free cash flow is expected to be in the range of $650 million to $750 million.

At 9:30 a.m. ET today, a brief conference call concerning third quarter 2022 results and guidance will be webcast at: https://www.borgwarner.com/investors. Additionally, an earnings call presentation will be available at https://www.borgwarner.com/investors.

For more than 130 years, BorgWarner Inc. (NYSE: BWA) has been a transformative global product leader bringing successful mobility innovation to market. Today, we’re accelerating the world’s transition to eMobility -- to help build a cleaner, healthier, safer future for all.

# # #

Forward-Looking Statements: This press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this press release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our most recently-filed Annual Report on Form 10-K (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: supply disruptions impacting us or our customers, such as the current shortage of semiconductor chips that has impacted original equipment manufacturer (“OEM”) customers and their suppliers, including us; commodities availability and pricing, and an inability to achieve expected levels of success in additional commercial negotiations with customers concerning recovery of these costs; competitive challenges from existing and new competitors including OEM customers; the challenges associated with rapidly changing technologies, particularly as relates to electric vehicles, and our ability to innovate in response; uncertainties regarding the extent and duration of impacts of matters associated with the COVID-19 pandemic, including additional production disruptions; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth; potential disruptions in the global economy caused by Russia’s invasion of Ukraine; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis including our recent acquisitions of AKASOL AG, Santroll’s light vehicle eMotor business, Rhombus Energy Solutions, the charging business of Hubei Surpass Sun Electric and our 2020 acquisition of Delphi Technologies PLC; the ability to identify appropriate combustion portfolio businesses for disposition and consummate planned dispositions on acceptable terms; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; our dependence on automotive and truck production, both of which are highly cyclical and subject to disruptions; our reliance on major OEM customers; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment and potential for recessionary conditions in regional economies; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; impacts from any potential future acquisition or disposition transactions; and the other risks noted in reports that we file with the Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently-filed Form 10-K and/or Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$4,060	$3,416	$11,693	$11,183
Cost of sales	3,254	2,766	9,425	8,953
Gross profit	806	650	2,268	2,230
Gross margin	19.9%	19.0%	19.4%	19.9%

Selling, general and administrative expenses	397	343	1,179	1,084
Restructuring expense	8	51	50	143
Other operating expense, net	12	3	26	30
Operating income	389	253	1,013	973

Equity in affiliates’ earnings, net of tax	(10)	(12)	(29)	(40)
Unrealized (gain) loss on equity securities	(1)	61	27	337
Interest expense, net	12	18	42	75
Other postretirement income	(8)	(10)	(26)	(33)
Earnings before income taxes and noncontrolling interest	396	196	999	634

Provision for income taxes	104	79	252	149
Net earnings	292	117	747	485

Net earnings attributable to noncontrolling interest, net of tax	19	21	58	77
Net earnings attributable to BorgWarner Inc.	$273	$96	$689	$408

Diluted earnings per share of common stock	$1.16	$0.40	$2.90	$1.70

Weighted average shares outstanding — diluted	235.6	239.8	237.5	239.3

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)*
(in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Air Management	$1,908	$1,576	$5,510	$5,223
e-Propulsion & Drivetrain	1,371	1,134	3,917	3,756
Fuel Systems	600	515	1,707	1,688
Aftermarket	327	316	960	920
Inter-segment eliminations	(146)	(125)	(401)	(404)
Net sales	$4,060	$3,416	$11,693	$11,183

Segment Adjusted Operating Income (Unaudited)*
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Air Management	$277	$214	$755	$791
e-Propulsion & Drivetrain	86	83	270	349
Fuel Systems	83	50	193	159
Aftermarket	49	43	139	123
Segment Adjusted Operating Income	495	390	1,357	1,422
Corporate, including stock-based compensation	57	54	182	201
Intangible asset amortization expense	24	25	74	65
Restructuring expense	8	51	50	143
Merger, acquisition and divestiture expense, net	8	8	40	36
Other, primarily asset write-offs	—	(1)	13	(3)
Loss (gain) on sale of business	9	—	(15)	7
Equity in affiliates’ earnings, net of tax	(10)	(12)	(29)	(40)
Unrealized (gain) loss on equity securities	(1)	61	27	337
Interest expense, net	12	18	42	75
Other postretirement income	(8)	(10)	(26)	(33)
Earnings before income taxes and noncontrolling interest	396	196	999	634
Provision for income taxes	104	79	252	149
Net earnings	292	117	747	485
Net earnings attributable to noncontrolling interest, net of tax	19	21	58	77
Net earnings attributable to BorgWarner Inc.	$273	$96	$689	$408
____________________________

*
In the first quarter of 2022, the Company announced that the starter and alternator business previously reported in its e-Propulsion & Drivetrain segment will transition to the Aftermarket segment. The Company also announced that the canisters and fuel delivery modules business previously reported in its Air Management segment will transition to the Fuel Systems segment. Both of these transitions were completed during the second quarter 2022. The reporting segment disclosures have been updated accordingly which included recasting prior period information for the new reporting structure.

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	September 30, 2022	December 31, 2021
ASSETS
Cash, cash equivalents and restricted cash	$1,241	$1,844
Receivables, net	3,363	2,898
Inventories, net	1,658	1,534
Prepayments and other current assets	285	321
Total current assets	6,547	6,597

Property, plant and equipment, net	4,006	4,395
Other non-current assets	5,524	5,583
Total assets	$16,077	$16,575

LIABILITIES AND EQUITY
Notes payable and other short-term debt	$56	$66
Accounts payable	2,400	2,276
Other current liabilities	1,360	1,456
Total current liabilities	3,816	3,798

Long-term debt	4,080	4,261
Other non-current liabilities	1,144	1,254
Total liabilities	9,040	9,313

Total BorgWarner Inc. stockholders’ equity	6,775	6,948
Noncontrolling interest	262	314
Total equity	7,037	7,262
Total liabilities and equity	$16,077	$16,575

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Nine Months Ended September 30,
	2022	2021
OPERATING
Net cash provided by operating activities	$679	$764
INVESTING
Capital expenditures, including tooling outlays	(511)	(494)
Capital expenditures for damage to property, plant and equipment	—	(2)
Insurance proceeds received for damage to property, plant and equipment	—	5
Payments for businesses acquired, net of cash acquired	(288)	(759)
Proceeds from settlement of net investment hedges, net	40	21
Proceeds from (payments for) investments in equity securities	27	(15)
Proceeds from the sale of business, net	25	—
Proceeds from asset disposals and other, net	21	6
Net cash used in investing activities	(686)	(1,238)

FINANCING
Net decrease in notes payable	—	(8)
Additions to debt	2	1,273
Payments for debt issuance costs	—	(10)
Repayments of debt, including current portion	(9)	(698)
Payments for purchase of treasury stock	(240)	—
Payments for stock-based compensation items	(18)	(14)
Purchase of noncontrolling interest	(59)	(33)
Dividends paid to BorgWarner stockholders	(121)	(122)
Dividends paid to noncontrolling stockholders	(48)	(38)
Net cash (used in) provided by financing activities	(493)	350
Effect of exchange rate changes on cash	(103)	(16)
Net decrease in cash, cash equivalents and restricted cash	(603)	(140)
Cash, cash equivalents and restricted cash at beginning of year	1,844	1,650
Cash, cash equivalents and restricted cash at end of period	$1,241	$1,510

Supplemental Information (Unaudited)
(in millions)
	Nine Months Ended September 30,
	2022	2021
Depreciation and tooling amortization	$469	$520
Intangible asset amortization	$74	$65

Non-GAAP Financial Measures
This press release contains information about BorgWarner’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2022 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
In 2021 and prior, the Company defined adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Beginning in the first quarter of 2022, the Company updated its definition of adjusted operating income and adjusted operating margin to add back intangible asset amortization expense. For comparability, the 2021 reconciliation below adds back intangible asset amortization expense. The updated definition of adjusted operating income is operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Net Earnings
The Company defines adjusted net earnings as net earnings attributable to BorgWarner Inc. adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense will continue to be included in adjusted net earnings.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company's ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted earnings per share.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year over year excluding the estimated impact of foreign exchange (FX), the 2022 acquisitions of Santroll’s light vehicle eMotor business and Rhombus Energy Solutions, as well as the 2021 divestiture of the Water Valley, Mississippi business.

Adjusted Operating Income and Adjusted Operating Margin (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net sales	$4,060	$3,416	$11,693	$11,183

Operating income	$389	$253	$1,013	$973
Operating margin	9.6%	7.4%	8.7%	8.7%

Non-comparable items:
Intangible asset amortization expense	$24	$25	$74	$65
Restructuring expense	8	51	50	143
Merger, acquisition and divestiture expense, net	8	8	40	36
Other, primarily asset write-offs	—	(1)	13	(3)
Loss (gain) on sale of business	9	—	(15)	7
Adjusted operating income	$438	$336	$1,175	$1,221
Adjusted operating margin	10.8%	9.8%	10.0%	10.9%

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$347	$142	$679	$764
Capital expenditures, including tooling outlays	(180)	(152)	(511)	(494)
Free cash flow	$167	$(10)	$168	$270

Third Quarter 2022 Organic Net Sales Change (Unaudited)
(in millions)	Q3 2021 Net Sales	Disposition Impact	Q3 2021 Pro Forma Net Sales	FX	Q3 2022 Acquisition Impact	Organic Net Sales Change	Q3 2022 Net Sales	Organic Net Sales Change %
Air Management	$1,576	$—	$1,576	$(177)	$1	$508	$1,908	32.2%
e-Propulsion & Drivetrain	1,134	(38)	1,096	(82)	11	346	1,371	31.6%
Fuel Systems	515	—	515	(45)	—	130	600	25.2%
Aftermarket	316	—	316	(16)	—	27	327	8.5%
Inter-segment eliminations	(125)	—	(125)	—	—	(21)	(146)	—
Total	$3,416	$(38)	$3,378	$(320)	$12	$990	$4,060	29.3%

Year to Date 2022 Organic Net Sales Change (Unaudited)
(in millions)	Q3 2021 YTD Net Sales	YTD Disposition Impact	Q3 2021 YTD Pro Forma Net Sales	FX	Q3 2022 YTD Acquisition Impact	Organic Net Sales Change	Q3 2022 YTD Net Sales	Organic Net Sales Change %
Air Management	$5,223	$—	$5,223	$(373)	$1	$659	$5,510	12.6%
e-Propulsion & Drivetrain	3,756	(137)	3,619	(160)	12	446	3,917	12.3%
Fuel Systems	1,688	—	1,688	(89)	—	108	1,707	6.4%
Aftermarket	920	—	920	(32)	—	72	960	7.8%
Inter-segment eliminations	(404)	—	(404)	—	—	3	(401)	—
Total	$11,183	$(137)	$11,046	$(654)	$13	$1,288	$11,693	11.7%

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation (Unaudited)
	Full-Year 2022 Guidance
(in millions)	Low	High
Net sales	$15,400	$15,700

Operating income	1,325	1,390
Operating margin	8.6%	8.9%

Non-comparable items:
Restructuring expense	$75	$75
Intangible asset amortization expense	97	97
Merger, acquisition and divestiture expense, net	40	40
Other, primarily asset write-offs	13	13
Gain on sale of business	(15)	(15)
Adjusted operating income	$1,535	$1,600
Adjusted operating margin	10.0%	10.2%

Adjusted Earnings Per Diluted Share Guidance Reconciliation (Unaudited)
	Full-Year 2022 Guidance
	Low	High
Earnings per Diluted Share	$3.71	$3.91

Non-comparable items:
Restructuring expense	0.30	0.30
Merger, acquisition and divestiture expense, net	0.16	0.16
Unrealized loss on equity securities	0.11	0.11
Other, primarily asset write-offs	0.05	0.05
Gain on sale of business	(0.05)	(0.05)
Tax adjustments	(0.03)	(0.03)
Adjusted Earnings per Diluted Share	$4.25	$4.45

Free Cash Flow Guidance Reconciliation (Unaudited)
	Full-Year 2022 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,450	$1,500
Capital expenditures, including tooling outlays	(800)	(750)
Free cash flow	$650	$750

Full Year 2022 Organic Net Sales Change Guidance Reconciliation (Unaudited)
(in millions)	FY 2021 Net Sales	Disposition Impact	FY 2021 Pro Forma Net Sales	FX	FY 2022 Acquisition Impact	Organic Net Sales Change	FY 2022 Net Sales	Organic Net Sales Change %
Low	$14,838	$(177)	$14,661	$(1,050)	$45	$1,744	$15,400	11.9%
High	$14,838	$(177)	$14,661	$(1,050)	$55	$2,034	$15,700	13.9%

Recast Segment Information
In the first quarter of 2022, the Company announced that the starter and alternator business, previously reported in its e-Propulsion & Drivetrain segment, would transition to the Aftermarket segment. The Company also announced that the canisters and fuel delivery modules business, previously reported in its Air Management segment, would transition to the Fuel Systems segment. Both of these transitions were completed during the second quarter of 2022. The reporting segment disclosures have been updated accordingly which included recasting prior period information for the new reporting structure. For informational purposes only, in the following tables, the Company has recast the quarterly segment information for fiscal 2021 and 2022 to align with this presentation.

2022 Net Sales by Reporting Segment (Unaudited)
(in millions)	Three Months Ended March 31, 2022	Three Months Ended June 30, 2022	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Air Management	$1,812	$1,790	$1,908	$5,510
e-Propulsion & Drivetrain	1,274	1,272	1,371	3,917
Fuel Systems	591	516	600	1,707
Aftermarket	321	312	327	960
Inter-segment eliminations	(124)	(131)	(146)	(401)
Totals	$3,874	$3,759	$4,060	$11,693

2022 Segment Adjusted Operating Income (Unaudited)
	Three Months Ended March 31, 2022		Three Months Ended June 30, 2022		Three Months Ended September 30, 2022		Nine Months Ended September 30, 2022
(in millions)		% margin		% margin		% margin		% margin
Air Management	$243	13.4%	$235	13.1%	$277	14.5%	$755	13.7%
e-Propulsion & Drivetrain	104	8.2%	80	6.3%	86	6.3%	270	6.9%
Fuel Systems	66	11.2%	44	8.5%	83	13.8%	193	11.3%
Aftermarket	39	12.1%	51	16.3%	49	15.0%	139	14.5%

2021 Net Sales by Reporting Segment (Unaudited)
(in millions)	Three Months Ended March 31, 2021	Three Months Ended June 30, 2021	Three Months Ended September 30, 2021	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Air Management	$1,893	$1,754	$1,576	$1,664	$6,887
e-Propulsion & Drivetrain	1,378	1,244	1,134	1,263	5,019
Fuel Systems	591	582	515	549	2,237
Aftermarket	287	317	316	292	1,212
Inter-segment eliminations	(140)	(139)	(125)	(113)	(517)
Totals	$4,009	$3,758	$3,416	$3,655	$14,838

2021 Segment Adjusted Operating Income (Unaudited)
	Three Months Ended March 31, 2021		Three Months Ended June 30, 2021		Three Months Ended September 30, 2021		Three Months Ended December 31, 2021		Year Ended December 31, 2021
(in millions)		% margin		% margin		% margin		% margin		% margin
Air Management	$310	16.4%	$267	15.2%	$214	13.6%	$254	15.3%	$1,045	15.2%
e-Propulsion & Drivetrain	134	9.7%	132	10.6%	83	7.3%	128	10.1%	477	9.5%
Fuel Systems	53	9.0%	56	9.6%	50	9.7%	76	13.8%	235	10.5%
Aftermarket	36	12.5%	44	13.9%	43	13.6%	41	14.0%	164	13.5%